Exhibit 10.5

EMPLOYMENT AGREEMENT

(As Amended and Restated Effective as of December 31, 2008)

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	1

1.1	“Affiliate”	1
1.2	“Base Salary”	1
1.3	“Board”	2
1.4	“Cause”	2
1.5	“CEO”	2
1.6	“Change in Control”	2
1.7	“Code”	3
1.8	“Committee”	3
1.9	“Effective Date”	3
1.10	“Exchange Act”	3
1.11	“GAAP”	3
1.12	“Good Reason”	3
1.13	“Prior Employment Agreement”	4
1.14	“Retirement Notice”	4
1.15	“Shares”	4

ARTICLE II	CAPACITY AND DUTIES	4

2.1	Continued Employment; Acceptance of Continued Employment	4
2.2	Capacity and Duties	4

ARTICLE III	TERM OF EMPLOYMENT	5

3.1	Term	5

ARTICLE IV	COMPENSATION	5

4.1	Base Salary	5
4.2	Cash Incentive Compensation	6
4.3	Benefits	6
4.4	Vacation	6
4.5	Expense Reimbursement	6
4.6	Nonqualified Retirement Plan	6

ARTICLE V	TERMINATION OF EMPLOYMENT	6

5.1	Death of Executive	6
5.2	Disability of Executive	7
5.3	Termination for Cause	8
5.4	Termination without Cause	9
5.5	Voluntary Resignation	10
5.6	Termination for Good Reason	11
5.7	Termination in Connection with a Change in Control	12
5.8	Rules to Effect Compliance with (or Exemption from) Section 409A of Code	14
5.9	Section 409A Compliance	14

- i -

TABLE OF CONTENTS

(continued)

		Page
5.10	No Further Obligation	14

ARTICLE VI	RESTRICTIVE COVENANTS	14

6.1	Confidentiality	14
6.2	Noncompetition	15
6.3	Injunctive and Other Relief	15

ARTICLE VII	MISCELLANEOUS	16

7.1	Arbitration	16
7.2	Prior Employment	16
7.3	Solicitation of Employees	17
7.4	Indemnification	17
7.5	Severability	17
7.6	Assignment	17
7.7	Notices	17
7.8	Entire Agreement and Modification	18
7.9	Governing Law	19
7.10	Headings; Counterparts	19
7.11	Delegation	19
7.12	Trust Assets	19
7.13	Amendment	19
7.14	General Creditor	19

Schedule 2.2(c) –	Investment Properties	1

Schedule 4.3 –	Benefits	1

- ii -

EMPLOYMENT AGREEMENT

(As Amended and Restated Effective as of December 31, 2008)

This amended and restated EMPLOYMENT AGREEMENT is between Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust (the “Trust”), and Edward Glickman (“Executive”).

WHEREAS, the Trust desires to continue to employ Executive as Chief Financial Officer of the Trust, and Executive desires to continue to be so employed, on the terms and conditions contained in this amended and restated Employment Agreement;

WHEREAS, except as described in the following paragraph, the Trust and Executive desire to amend and restate Executive’s current Employment Agreement so that, among other things, its terms and conditions comply with (or are exempt from) the deferred compensation rules set forth in section 409A of the Internal Revenue Code and the final regulations issued thereunder; and

WHEREAS, the Trust and Executive desire to set forth the terms and conditions of the dividend equivalency rights under the current Employment Agreement in a separate agreement because such rights (and earnings thereon) are not subject to section 409A, having been granted and having become vested before January 1, 2005;

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

For the purposes of this Agreement, the following terms shall have the following meanings except where the context indicates otherwise:

1.1 “Affiliate” means any person or entity controlling, controlled by, or under common control with the Trust. “Control,” as used herein, means the power to direct the management and policies of a person or entity directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise; the terms “controlling” and “controlled” shall have correlative meanings. Further, any person or entity that owns beneficially, either directly or through one or more intermediaries, more than 20 percent of the ownership interests in a specified entity shall be presumed to control such entity for purposes of this definition.

1.2 “Base Salary” shall mean Executive’s salary as determined under Section 4.1 hereof.

1.3 “Board” shall mean the Board of Trustees of the Trust.

1.4 “Cause” shall mean:

(a) fraud, theft, misappropriation or embezzlement of the assets or funds of the Trust or an Affiliate by Executive;

(b) indictment of Executive for a crime involving moral turpitude;

(c) breach of Executive’s obligations under Section 6.1 or Section 6.2 hereof;

(d) failure of Executive to perform his duties to the Trust, which persists for more than 20 calendar days after written notice to him of such failure or which recurs thereafter; or

(e) Executive’s repeated abuse of alcohol or other drugs.

1.5 “CEO” shall mean the Chief Executive Officer of the Trust or a successor thereto.

1.6 “Change in Control” shall mean:

(a) The acquisition by an individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30 percent or more of the combined voting power of the then outstanding voting securities of the Trust entitled to vote generally in the election of trustees (the “Outstanding Shares”); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Trust, (ii) any acquisition by the Trust, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Trust or any corporation controlled by the Trust, (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) below, or (v) any acquisition by any Person entitled to file Form 13G under the Exchange Act with respect to such acquisition; or

(b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a trustee subsequent to the date hereof whose appointment, election, or nomination for election by the Trust’s shareholders was approved by a vote of at least a majority of the trustees then comprising the Incumbent Board (other than an appointment, election, or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the trustees of the Trust, as such terms are used in Rule 14a-1 promulgated under the Exchange Act) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or

(c) Approval by the shareholders of the Trust of a reorganization, merger, or consolidation, or sale or other disposition of all or substantially all of the assets of the Trust (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60 percent of, respectively, the then outstanding shares of stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of trustees, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Trust or all or substantially all of the Trust’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Shares, (ii) no Person (excluding any employee benefit plan (or related trust) of the Trust or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30 percent or more of, respectively, the then outstanding shares of stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of trustees or directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) Approval by the shareholders of the Trust of a complete liquidation or dissolution of the Trust.

1.7 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.8 “Committee” shall mean the Executive Compensation and Human Resources Committee of the Board.

1.9 “Effective Date” shall mean December 31, 2008.

1.10 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.11 “GAAP” shall mean generally accepted United States accounting principles.

1.12 “Good Reason” shall mean:

(a) a material breach of the Trust’s obligations under this Agreement, provided that the Trust has not remedied such breach within 20 days after written notice to the Trust of such breach;

(b) the receipt by Executive of written notice from the Trust that the Trust elects not to renew this Agreement under Section 3.1 hereof;

(c) Ronald Rubin ceases to be the CEO at any time; or

(d) following a Change in Control, the Trust or any successor thereto does not offer Executive an employment agreement for at least three years that provides (i) the same title and responsibilities as Executive had immediately prior to the Change in Control, (ii) the same or greater compensation and benefits than Executive had immediately prior to the Change in Control, and (iii) that Executive’s primary business office will continue to be located in the metropolitan Philadelphia area.

1.13 “Prior Employment Agreement” shall mean the amended and restated Employment Agreement, effective as of January 1, 1999, entered into between Executive and the Trust, as amended prior to the date hereof.

1.14 “Retirement Notice” shall mean notice by Ronald Rubin to the Board of his intention to cease his services as CEO as of a date no fewer than 90 days from such notice.

1.15 “Shares” shall mean shares of beneficial interest in the Trust, par value $1.00 per share.

ARTICLE II

CAPACITY AND DUTIES

2.1 Continued Employment; Acceptance of Continued Employment. Commencing on the Effective Date, the Trust agrees to continue to employ Executive and Executive accepts continued employment by the Trust for the period and upon the terms and conditions hereinafter set forth.

2.2 Capacity and Duties

(a) Executive shall be employed by the Trust generally as its President and Chief Operating Officer and shall be a member of the Office of the Chair so long as there is more than one officer in the Office of the Chair. As President and Chief Operating Officer, Executive shall, subject to the supervision and control of the CEO, have the duties and authority consistent with the duties and authorities of a President and Chief Operating Officer of a New York Stock Exchange listed company and as may from time to time be specified by the CEO so long as such duties are consistent with his office. Executive shall report directly to the CEO in performing his duties hereunder. Executive shall also serve as President and Chief Operating Officer of PREIT Associates, L.P. (“PALP”), of which the Trust is the general partner.

(b) Executive understands that substantially all of the assets of the Trust consists of its general partner interest in PALP, and that the business operations of PALP and its direct and indirect subsidiaries constitute all of the business operations conducted by the Trust and its Affiliates. Accordingly, the Trust and Executive understand that most of Executive’s time and energy will be expended on behalf of PALP and its direct and indirect subsidiaries in Executive’s capacity as an officer of PALP rather than as an officer of the Trust.

(c) Except as provided in subsection (d) below, Executive shall devote his full working time, energy, skill, and best efforts to the performance of his duties hereunder and shall not be employed by, or participate or engage in, or be in any manner a part of the management or operation of any business enterprise or pursuit other than the Trust and its direct or indirect Affiliates without the prior written consent of the Board, which consent may be granted or withheld in its sole discretion.

(d) Executive may (1) continue his investments in the properties listed on Schedule 2.2(c) hereto and, subject to the provisions of Section 6.2 hereof, subsequent properties, provided that Executive’s activities with respect to such subsequent properties comply with the procedures adopted by the Board governing Executive’s non-Trust-related real estate activities, and (2) subject to the provisions of Section 6.2 hereof, sit on the board of directors or similar body of other organizations, including philanthropic organizations and organizations in which Executive has, directly or indirectly, made a venture capital investment, provided, in the case of both clause (1) and (2), that Executive’s activities with respect to the foregoing do not, individually or in the aggregate, in any significant way interfere with, detract from, or affect the performance of his duties for the Trust under this Agreement.

ARTICLE III

TERM OF EMPLOYMENT

3.1 Term. The initial term of Executive’s employment hereunder shall expire on December 31, 2010. The term shall thereafter automatically be renewed for additional two-year periods unless and until either party shall give notice, at least one year prior to the end of the then-current term, of his or its election to terminate Executive’s employment, in each case unless Executive’s employment is earlier terminated as hereinafter provided.

ARTICLE IV

COMPENSATION

4.1 Base Salary

(a) Initial Base Salary. As compensation for Executive’s services hereunder, the Trust shall pay to Executive a Base Salary at the initial annual rate of $507,501, payable in accordance with the Trust’s regular payroll practices in effect from time to time during the term of Executive’s employment.

(b) Automatic Increase in Base Salary. Effective as of January 1 of each year during a term hereof, commencing with January 1, 2009, Executive’s annual Base Salary shall be increased by $25,000 over his Base Salary as in effect for the preceding year or by such greater amount that the Trust shall determine.

4.2 Cash Incentive Compensation. Executive shall be entitled during his employment hereunder to participate in such of the Trust’s cash incentive plans and programs as may from time to time be provided by the Trust for its executive officers, in each case as determined by the Committee or the Board, as appropriate.

4.3 Benefits. In addition to the compensation provided for in Sections 4.1 and 4.2 hereof, Executive shall be entitled to participate in the Trust’s benefit plans listed on Schedule 4.3 hereof at the Trust’s cost, subject to modifications to such plans (and to the manner in which the Trust pays the cost of such plans) as shall be generally applicable to senior executives of the Trust. The Executive shall be reimbursed for any amounts Executive is required to pay under co-pay or deductible features of any medical coverage provided by the Trust.

4.4 Vacation. Executive shall be entitled to no fewer than 20 vacation days during each calendar year, during which time his compensation shall be paid in full.

4.5 Expense Reimbursement. The Trust shall reimburse Executive for all reasonable expenses incurred by him in connection with the performance of his duties hereunder in accordance with its regular reimbursement policies as in effect from time to time and upon receipt of itemized vouchers and such other supporting information therefor as the Trust may reasonably require.

4.6 Nonqualified Retirement Plan. The Trust shall continue the nonqualified supplemental executive retirement plan with Executive whereby the Trust credits a bookkeeping account maintained by the Trust for Executive with a deemed contribution of $25,000 per fiscal year. Such deemed contribution shall be credited as of the first day of each fiscal year of the Trust and shall earn interest at the rate of 10 percent, compounded annually. Executive shall at all times be fully vested in such account and such account shall be paid to Executive in the manner and at the time(s) specified in such plan.

ARTICLE V

TERMINATION OF EMPLOYMENT

5.1 Death of Executive. If Executive’s employment by the Trust is terminated as a result of Executive’s death:

(a) the Trust shall pay to Executive’s estate all amounts accrued under this Agreement on the date of Executive’s death in accordance with GAAP, as conclusively determined in the absence of manifest error by the auditors of the Trust;

(b) the Trust shall pay to Executive’s estate, within the 60-day period following his death, a lump sum equal to six months of Executive’s then current Base Salary;

(c) if the Trust achieves the performance goals established in accordance with any plan or program referred to in Section 4.2 hereof for the year in which Executive dies, the Trust shall pay to Executive’s estate, within the period in the following year that begins January 1 and ends March 15, an amount equal to the incentive bonus that Executive would have received under such plan or program had he been employed by the Trust for the full year, multiplied by a fraction the numerator of which is the number of calendar days Executive was employed by the Trust in such year and the denominator of which is 365;

(d) all outstanding options granted to Executive pursuant to the Prior Employment Agreement shall be exercisable in accordance with the terms thereof; all other outstanding options that were granted to Executive prior to the Effective Date (if any) and all options that are granted to Executive on or after the Effective Date (if any) shall be exercisable in accordance with their terms;

(e) anything to the contrary in any other existing agreement or plan notwithstanding, all restricted shares granted to Executive that (i) are subject to vesting solely based on the passage of time and Executive’s continued employment shall become immediately vested, and (ii) are subject to vesting based upon the performance of the Trust (however measured) shall remain restricted shares under the terms of the applicable restricted share award agreement (the “Award”) and shall vest or be forfeited in whole or in part under the terms of such Award as if Employee’s employment had not terminated; and

(f) the Trust shall continue to provide at the Trust’s expense the benefits provided for in Section 4.3 hereof to Executive’s family members who are covered under such plans on the date of Executive’s death for a period of one year following the date of Executive’s death; such continued benefits may be provided by (i) the family members’ continued participation in such plans (to the extent permitted under the terms of the plans), or (ii) the Trust’s purchase of an individual insurance policy(ies) providing such benefits and covering the family members.

5.2 Disability of Executive. If Executive, in the reasonable opinion of a physician selected by the Trust, has been unable, for any reason due to his physical, mental, or emotional illness or condition, to perform his duties hereunder for a period of 120 days within five consecutive months, then the Trust shall have the right to terminate Executive’s employment upon 30 days’ prior written notice to Executive at any time during the continuation of such inability. If Executive’s employment is so terminated, and subject to Section 5.8 hereof:

(a) the Trust shall pay to Executive all amounts accrued under this Agreement on the date Executive’s employment is terminated in accordance with GAAP, as conclusively determined in the absence of manifest error by the auditors of the Trust;

(b) the Trust shall pay to Executive, within the 60-day period following his termination of employment, a lump sum equal to two times his then current Base Salary, minus any disability payments reasonably projected to be received by Executive from other sources during the two years following his termination of employment.

(c) if the Trust achieves the performance goals established in accordance with any plan or program referred to in Section 4.2 hereof for the year in which Executive’s employment is terminated, the Trust shall pay to Executive, within the period in the following year that begins January 1 and ends March 15, an amount equal to the incentive bonus that Executive would have received under such plan or program had his employment not been terminated, multiplied by a fraction the numerator of which is the number of calendar days Executive was employed by the Trust in such year and the denominator of which is 365;

(d) all outstanding options granted to Executive pursuant to the Prior Employment Agreement shall be exercisable in accordance with the terms thereof; all other outstanding options that were granted to Executive prior to the Effective Date (if any) and all options that are granted to Executive on or after the Effective Date (if any) shall be exercisable in accordance with their terms;

(e) anything to the contrary in any other existing agreement or document notwithstanding, all restricted Shares granted to Executive that (i) are subject to vesting solely based on the passage of time and Executive’s continued employment shall become immediately vested, and (ii) are subject to vesting based upon the performance of the Trust (however measured) shall remain restricted shares under the terms of the applicable Award and shall vest or be forfeited in whole or in part under the terms of such Award as if Employee’s employment had not terminated; and

(f) the Trust shall continue to provide at the Trust’s expense the benefits provided for in Section 4.3 hereof to Executive and his family members who are covered under such plans on the date of Executive’s termination (other than the profit sharing/401(k) plan) for a period of one year following the date of the termination of Executive’s employment; such continued benefits may be provided by (i) Executive’s and the family members’ continued participation in such plans (to the extent permitted under the terms of the plans), or (ii) the Trust’s purchase of an individual insurance policy(ies) providing such benefits and covering Executive and the family members.

5.3 Termination for Cause. The Trust shall have the right to terminate Executive’s employment for Cause, and, if it does so, and subject to Section 5.8 hereof:

(a) the Trust shall pay to Executive all amounts accrued under this Agreement on the date Executive’s employment is terminated in accordance with GAAP, as conclusively determined in the absence of manifest error by the auditors of the Trust;

(b) if the Trust achieves the performance goals established in accordance with any cash incentive plan in which Executive participates for the year in which Executive’s employment is terminated, the Trust shall pay to Executive, within the period in the following year that begins January 1 and ends March 15, an amount equal to the incentive bonus that Executive would have received had his employment not been terminated, multiplied by a fraction the numerator of which is the number of calendar days Executive was employed by the Trust in such year and the denominator of which is 365;

(c) Executive shall have three months to exercise all options granted to Executive pursuant to the Prior Employment Agreement in accordance with the terms thereof; all other outstanding options that were granted to Executive prior to the Effective Date (if any) and all options that are granted to Executive on or after the Effective Date (if any) shall be exercisable in accordance with their terms;

(d) all vested restricted Shares granted to Executive shall be issued to Executive free and clear of any restriction, other than pursuant to applicable securities laws; and

(e) to the extent permitted under the terms of the Trust’s benefit plans, the Trust shall continue to provide the benefits provided for in Section 4.3 hereof to Executive and his family members who are covered under such plans on the date of Executive’s termination (other than the profit sharing/401(k) plan) for a period of six months following the date of the termination of Executive’s employment; provided, however, that, to the extent permitted by law, the Trust shall be entitled to charge Executive for the cost of providing such benefits.

5.4 Termination without Cause Subject to Sections 5.7 and 5.8 hereof, if the Trust terminates Executive’s employment without Cause:

(a) the Trust shall pay to Executive all amounts accrued under this Agreement on the date Executive’s employment is terminated in accordance with GAAP, as conclusively determined in the absence of manifest error by the auditors of the Trust;

(b) the Trust shall pay to Executive, within the 60-day period following his termination of employment, a lump sum amount equal to three times his then current Base Salary;

(c) the Trust shall pay to Executive, within the 60-day period following his termination of employment, a lump sum amount equal to three times the average of the bonuses paid to Executive under any plan or program referred to in Section 4.2 hereof during the three calendar years preceding the calendar year in which Executive’s employment is terminated;

(d) all outstanding options granted to Executive pursuant to the Prior Employment Agreement shall remain exercisable until the earlier of the expiration of the term of the option or 12 months after the termination of Executive’s employment; all other outstanding options that were granted to Executive prior to the Effective Date (if any) and all options that are granted to Executive on or after the Effective Date (if any) shall be exercisable in accordance with their terms;

(e) all restricted Shares granted to Executive shall become vested and all restrictions on such Shares (other than pursuant to applicable securities laws) shall end; and

(f) to the extent permitted under the terms of the Trust’s benefit plans, the Trust shall continue to provide at the Trust’s expense the benefits provided for in Section 4.3 hereof to Executive and his family members who are covered under such plans on the date of Executive’s termination (other than the profit sharing/401(k) plan) for the balance of the term of Executive’s employment as in effect immediately prior to the termination of Executive’s employment, plus one year; such continued benefits may be provided by (i) Executive’s and the family members’ continued participation in such plans (to the extent permitted under the terms of the plans), or (ii) the Trust’s purchase of an individual insurance policy(ies) providing such benefits and covering Executive and the family members.

5.5 Voluntary Resignation. If Executive’s employment by the Trust is terminated as a result of Executive’s voluntary resignation, and subject to Section 5.8 hereof:

(a) the Trust shall pay to Executive all amounts accrued under this Agreement on the date Executive’s employment is terminated in accordance with GAAP, as conclusively determined in the absence of manifest error by the auditors of the Trust;

(b) if Executive has given the Trust at least six weeks advance written notice of his voluntary resignation and the Trust achieves the performance goals established in accordance with any plan or program referred to in Section 4.2 hereof for the year in which Executive’s employment is terminated, the Trust shall pay to Executive, within the period in the following year that begins January 1 and ends March 15, an amount equal to the incentive bonus that Executive would have received under such plan or program had his employment not been terminated, multiplied by a fraction the numerator of which is the number of calendar days Executive was employed by the Trust in such year and the denominator of which is 365;

(c) Executive shall have three months to exercise all options granted to Executive pursuant to the Prior Employment Agreement in accordance with the terms thereof; all other outstanding options that were granted to Executive prior to the Effective Date (if any) and all options that are granted to Executive on or after the Effective Date (if any) shall be exercisable in accordance with their terms;

(d) all vested restricted Shares granted to Executive shall be issued to Executive free and clear of any restriction, other than pursuant to applicable securities laws; and

(e) to the extent permitted under the terms of the Trust’s benefit plans, the Trust shall continue to provide the benefits provided for in Section 4.3 hereof to Executive and his family members who are covered under such plans on the date of Executive’s termination (other than the profit sharing/401(k) plan) for a period of six months following the date of the termination of Executive’s employment; provided, however, that to the extent permitted by law the Trust shall be entitled to charge Executive for the cost of providing such benefits.

5.6 Termination for Good Reason

(a) Executive shall have the right to terminate his employment by the Trust for Good Reason. Subject to Sections 5.6(b), 5.7 and 5.8 hereof, if Executive’s employment by the Trust is terminated within six months of any event or occurrence described in Section 1.12 hereof by Executive for Good Reason (solely as defined in subsections (a), (b) and (c) of Section 1.12 hereof):

(1) the Trust shall pay to Executive all amounts accrued under this Agreement on the date Executive’s employment is terminated in accordance with GAAP, as conclusively determined in the absence of manifest error by the auditors of the Trust;

(2) the Trust shall pay to Executive, within the 60-day period following his termination of employment, a lump sum amount equal to three times his then current Base Salary;

(3) the Trust shall pay to Executive, within the 60-day period following his termination of employment, a lump sum amount equal to three times the average of the bonuses paid to Executive under any plan or program referred to in Section 4.2 hereof during the three calendar years preceding the calendar year in which Executive’s employment is terminated;

(4) all outstanding options granted to Executive pursuant to the Prior Employment Agreement shall remain exercisable until the earlier of the expiration of the term of the option or 12 months after the termination of Executive’s employment; all other outstanding options that were granted to Executive prior to the Effective Date (if any) and all options that are granted to Executive on or after the Effective Date (if any) shall be exercisable in accordance with their terms;

(5) all restricted Shares granted to Executive shall become vested and all restrictions on such Shares (other than pursuant to applicable securities laws) shall end; and

(6) to the extent permitted under the terms of the Trust’s benefit plans, the Trust shall continue to provide at the Trust’s expense the benefits provided for in Section 4.3 hereof to Executive and his family members who are covered under such plans on the date of Executive’s termination (other than the profit sharing/401(k) plan) for the balance of the term of Executive’s employment as in effect immediately prior to the termination of Executive’s employment, plus one year; such continued benefits may be provided by (i) Executive’s and the family members’ continued participation in such plans (to the extent permitted under the terms of the plans), or (ii) the Trust’s purchase of an individual insurance policy(ies) providing such benefits and covering Executive and the family members.

(b) Executive shall not be entitled to the payments, vesting and other entitlements set forth in Section 5.6(a) above if Executive terminates his employment by the Trust solely by reason of Section 1.12(c) hereof, unless Executive terminates his employment during the applicable period set forth below:

(1) If Ronald Rubin ceases to serve as CEO in accordance with a Retirement Notice, the applicable period shall commence six months and end twelve months after the first to occur of the following: (a) Ronald Rubin’s cessation of services as CEO, (b) the designation by the Board of Ronald Rubin’s successor and, if not then employed by the Trust, the commencement of his employment, and (c) the first anniversary of the Retirement Notice; and

(2) If Ronald Rubin ceases to serve as CEO other than in accordance with a Retirement Notice, the applicable period shall (a) begin on the earlier to occur of (i) the anniversary of the date that Ronald Rubin shall have ceased to serve as CEO and (ii) the date that is 180 days after the permanent successor to Ronald Rubin shall have begun serving as CEO and (b) end 180 days after it has begun.

This subsection (b) shall not be construed to affect the entitlements of Executive under Section 5.7(b) hereof following a Change in Control, if applicable; nor shall it be construed to affect the entitlements of Executive under Section 5.5 hereof, if applicable.

5.7 Termination in Connection with a Change in Control

(a) Upon a Change in Control (whether or not there shall be a termination of employment under clauses (i) or (ii) of Section 5.7(b) below):

(1) all outstanding options granted to Executive pursuant to the Prior Employment Agreement shall be exercisable in accordance with the terms thereof; all other outstanding options that were granted to Executive prior to the Effective Date (if any) and all options that are granted to Executive on or after the Effective Date (if any) shall be exercisable in accordance with their terms; and

(2) all restricted Shares granted to Executive shall become vested.

(b) If Executive’s employment by the Trust is terminated (i) by the Trust without Cause following a Change in Control or within the one-year period preceding a Change in Control, or (ii) by Executive for Good Reason within six months following a Change in Control, subject to Section 5.8 hereof:

(1) Executive shall be entitled to receive the payments and other benefits provided under whichever of Sections 5.4 and 5.6 hereof shall be applicable. In the event it is determined that any payment or distribution by the Trust or its Affiliates to or for the benefit of Executive (determined without regard to any additional payments required under this Section 5.7) is subject to the excise tax imposed by section 4999 of the Code (the “Excise Tax”), then the amount of such payments or distributions shall be reduced to the extent necessary to avoid the imposition of any Excise Tax (first by any cash payments and then, to the extent necessary, by any equity awards).

In the alternative, and if Executive would receive a net after-tax benefit by doing so, the Trust shall pay Executive an additional payment (the “Tax Reimbursement”) in an amount equal to one-half of the Excise Tax imposed upon the payments or distributions. The Tax Reimbursement shall not be grossed-up to cover income or employment taxes assessed upon it. The Tax Reimbursement shall be paid to Executive on the later of (i) the first business day of the seventh calendar month after the calendar month of his termination of employment, or (ii) the date on which Executive pays the taxes to which the Tax Reimbursement relates, but in any event not later than the end of the year following the year in which Executive pays the taxes to which the Tax Reimbursement relates. If the applicable date is described in clause (i) in the preceding sentence, then the Trust shall pay the Tax Reimbursement on the date described in clause (ii) in the preceding sentence to the grantor trust described in Section 5.8(b) hereof, with instructions to the trustee of the grantor trust to pay the Tax Reimbursement to Executive on the date described in such clause (i).

Executive shall notify the Trust in writing of any claim by the Internal Revenue Service that, if successful, might require the payment by the Trust of the Tax Reimbursement. Such notification shall be given as soon as practicable but no later than 10 business days after Executive is informed in writing of such claim. The notification shall apprise the Trust of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Trust (or such shorter period ending on the date that any payment of Excise Tax with respect to such claim is due). If the Trust notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i) give the Trust any information reasonably requested by the Trust relating to such claim;

(ii) take such action in connection with contesting such claim as the Trust shall reasonably request from time to time, including, without limitation, accepting legal representation with respect to such claim by legal counsel selected by the Trust (who, without limitation, may regularly provide legal services to the Trust);

(iii) cooperate with the Trust in good faith in order to contest effectively such claim; and

(iv) permit the Trust to participate in any proceedings relating to such claim.

(2) Notwithstanding Sections 5.4 and 5.6 hereof, all options held by Executive shall remain exercisable until the earlier of the expiration of the 10-year term of the option or 24 months after Executive’s termination of employment under this subsection (b).

5.8 Rules to Effect Compliance with (or Exemption from) Section 409A of Code

(a) Termination of Employment. Executive shall only have incurred a termination of employment from the Trust for purposes of this Agreement if Executive has separated from service with all entities in the group of entities under common control with the Trust, within the meaning of sections 414(b) and 414(c) of the Code (using the phrase “at least 50 percent” rather than the phrase “at least 80 percent,” where applicable). The determination of whether Executive has had a termination of employment from the Trust shall be made by the Committee, applying the rules set forth in Treas. Reg. §1.409A-1(h) and any amendment thereof or successor thereto.

(b) Required Delay for Some Payments. Notwithstanding any payout schedule set forth in this Article V, if Executive is a “specified employee,” as defined in Treas. Reg. §1.409A-1(i) and any amendment thereof or successor thereto, on the date his termination of employment from the Trust occurs, any payments due to him under Sections 5.2(b), 5.4(b), 5.4(c), 5.6(a)(2) and 5.6(a)(3) hereof, and the first sentence only of Section 5.7(b)(1) hereof during the first six months after his termination of employment will not be paid to him during such first six months and will instead be paid to him on the first business day of the seventh calendar month following the calendar month of such termination of employment. Such payments shall instead be paid by the Trust into a “grantor trust” on the date such amount would have been paid to Executive but for the six-month delay required by this subsection (b). Such grantor trust shall be established by the Trust under terms and conditions substantially the same as the terms and conditions approved by the Internal Revenue Service in its Revenue Procedure 92-64, with instructions to the trustee of the grantor trust to make the delayed payment at the time set forth in this subsection (b), subject to such terms and conditions.

5.9 Section 409A Compliance. This Agreement is intended to comply with the requirements of section 409A of the Code and the final regulations issued thereunder and shall be construed and interpreted in accordance therewith in order to avoid the imposition of additional tax hereunder.

5.10 No Further Obligation. Upon all payments described in this Article V having been made to Executive, the Trust shall have no further obligation to Executive hereunder.

ARTICLE VI

RESTRICTIVE COVENANTS

6.1 Confidentiality. Executive acknowledges a duty of confidentiality owed to the Trust and shall not, directly or indirectly, at any time during or after his employment by the Trust, retain in writing, use, divulge, furnish, or make accessible to anyone, without the express authorization of the Board, any trade secret, private or confidential information, or knowledge of the Trust or any of its Affiliates obtained or acquired by him while so employed by the Trust or any of its Affiliates or any predecessors or successors thereto. All computer software, books, records (excluding Executive’s personal financial records and papers relating to his compensation and benefits), files, and know-how generated or acquired while an employee of the Trust or any of its Affiliates, are acknowledged to be the property of the Trust and shall not be duplicated, removed from the Trust’s possession or made use of other than in pursuit of the Trust’s or its Affiliates’ businesses and, upon termination of employment for any reason, Executive shall deliver to the Trust, without further demand, all copies thereof which are then in his possession or under his control. The provisions of this Section 6.1 shall not apply to information which (i) is or becomes generally available to the public or generally known in the real estate investment industry other than as a result of disclosure by Executive in breach of this Section 6.1 or any other agreement with the Trust or any Affiliate, (ii) was available to Executive on a non-confidential basis prior to its disclosure to Executive, (iii) becomes available to Executive on a non-confidential basis from a source other than the Trust or its Affiliates, or (iv) is required to be disclosed by law or by order of a court or governmental authority.

6.2 Noncompetition. During the term of Executive’s employment and for six months after termination of Executive’s employment for Cause (solely as defined in subsections (a), (b) and (e) of Section 1.4 hereof), Executive shall not directly or indirectly (i) engage, anywhere within 25 miles of any property in which the Trust or an Affiliate has a direct or indirect ownership interest (the “Trust Properties”) (A) in the acquisition or development of any apartment properties or shopping centers in competition with any apartment properties or shopping centers in which at any time during the term of Executive’s employment, the Trust or an Affiliate thereof has a direct or indirect ownership interest; or (B) in the management or leasing of any property in competition with the Trust Properties or (ii) be or become a stockholder, partner, owner, officer, director, employee or agent of, a consultant to, or give financial or other assistance to, any person or entity considering engaging in any such activities or so engaged; provided, however, that nothing herein shall prohibit Executive and his affiliates from (A) owning, as passive investors, in the aggregate not more than two percent of the outstanding publicly traded stock of any corporation so engaged; or (B) acquiring, developing, managing, or leasing any properties not in competition with the Trust or any Affiliate, subject to subsections (b) and (c) of Section 2.2 hereof. The duration of Executive’s covenants set forth in this Section 6.2 shall be extended by a period of time equal to the number of days, if any, during which Executive is in violation of the provisions hereof.

6.3 Injunctive and Other Relief

(a) Executive acknowledges that the covenants contained in Sections 6.1, 6.2, and 7.3 hereof are fair and reasonable in light of the consideration paid hereunder, and that damages alone shall not be an adequate remedy for any breach by Executive of his covenants contained herein. Accordingly, in addition to any other remedies that the Trust may have, the Trust shall be entitled to injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any such covenants by Executive. Nothing contained herein shall prevent or delay the Trust from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Executive of any of his obligations hereunder.

(b) In addition to such equitable relief with respect to Sections 6.1, 6.2, and 7.3 hereof, the Trust shall be entitled to monetary damages for any breach in an amount deemed reasonable to cover all actual and consequential losses, plus all monies received by Executive as a result of said breach and all costs and attorneys’ fees incurred by the Trust in enforcing this Agreement, provided, however, that the Trust shall have no right to set off any such monetary damages against amounts owed by the Trust to Executive under this Agreement or any other agreement between the parties.

ARTICLE VII

MISCELLANEOUS

7.1 Arbitration

(a) All disputes arising out of or relating to this Agreement that cannot be settled by the parties shall be settled by arbitration in Philadelphia, Pennsylvania, pursuant to the rules and regulations then obtaining of the American Arbitration Association; provided, that nothing herein shall preclude the Trust from seeking, in any court of competent jurisdiction, damages, specific performance, or other equitable remedies in the case of any breach or threatened breach by Executive of Section 6.1, Section 6.2, or Section 7.3 hereof. The decision of the arbitrators shall be final and binding upon the parties, and judgment upon such decision may be entered in any court of competent jurisdiction.

(b) Discovery shall be allowed pursuant to the intendment of the United States Federal Rules of Civil Procedure and as the arbitrators determine appropriate under the circumstances.

(c) The arbitration tribunal shall be formed of three arbitrators, one to be appointed by each party and the third to be appointed by the first two arbitrators. Such arbitrators shall be required to apply the contractual provisions hereof in deciding any matter submitted to them and shall not have any authority, by reason of this Agreement or otherwise, to render a decision that is contrary to the mutual intent of the parties as set forth in this Agreement.

(d) The cost of any arbitration proceeding hereunder shall be paid by the non-prevailing party.

7.2 Prior Employment. With the exception of the Prior Employment Agreement, Executive represents and warrants on the date hereof that he is not a party to any other employment, non-competition, joint venture, partnership, or other agreement or restriction that could interfere with his employment with the Trust or his or the Trust’s rights and obligations hereunder; and that his acceptance of continued employment with the Trust and the performance of his duties hereunder will not breach the provisions of any contract, agreement, or understanding to which he is party or any duty owed by him to any other person. Executive warrants and covenants that he will not while an employee of the Trust hereafter become a party to or be bound by any such conflicting agreement. The Prior Employment Agreement is terminated as of the Effective Date, and Executive hereby releases the Trust from any and all obligations, liabilities, or claims under such Agreement as of such date.

7.3 Solicitation of Employees. During the term of Executive’s employment and for two years thereafter, Executive shall not directly or indirectly solicit or contact any person who is employed by the Trust or any Affiliate with a view to the engagement or employment of such person by any person or entity or otherwise interfere with the employment relationship of any employee of the Trust or of any Affiliate.

7.4 Indemnification. The Trust shall indemnify and defend Executive against all claims arising out of Executive’s activities as an officer or employee of the Trust to the fullest extent permitted under the Trust’s Trust Agreement, provided that the Trust shall not indemnify Executive for any claims in connection with liabilities arising under the “Contribution Agreement” (as defined in the Employment Agreement, dated as of July 30, 1997, entered into between Executive and the Trust) or any document contemplated in the Contribution Agreement. In addition to the foregoing, Executive shall, upon reasonable notice, furnish such information and proper assistance to the Trust as may reasonably be required by the Trust in connection with any litigation in which it or its Affiliates are, or may become, parties.

7.5 Severability. The invalidity or unenforceability of any particular provision or part of any provision of this Agreement shall not affect the other provisions or parts hereof. If any provision hereof is determined to be invalid or unenforceable by a court of competent jurisdiction by reason of the duration or geographical scope of the covenants contained therein, such duration or geographical scope, or both, shall be considered to be reduced to a duration or geographical scope to the extent necessary to cure such invalidity.

7.6 Assignment. This Agreement shall not be assignable by Executive, and shall be assignable by the Trust only to any person or entity which may become a successor in interest (by purchase of assets or shares, or by merger, or otherwise) to the Trust in the business or a portion of the business presently operated by it or to an Affiliate. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective permitted successors, assigns, heirs, executors and administrators.

7.7 Notices. All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by telegram, fax, or telecopy (confirmed by U.S. mail), receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases. Any and all service of process and any other notice in any action, suit, or proceeding shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.

(a) If to the Trust:

Pennsylvania Real Estate Investment Trust

200 South Broad Street, Third Floor

Philadelphia, PA 19102

Tel: (215) 875-0700

Fax: (215) 547-7311

Attention: Executive Compensation and Human Resources

          Committee of the Board of Trustees

With a copy to:

Drinker Biddle & Reath LLP

One Logan Square

18th & Cherry Streets

Philadelphia, PA 19103

Tel: (215) 988-2794

Fax: (215) 988-2757

Attention: Howard A. Blum, Esquire

(b) If to Executive:

Edward Glickman

280 Melrose Avenue

Merion, PA 19066

With a copy to:

Eckert Seamans Cherin & Mellott, LLC

Two Liberty Place

50 South 16th Street

Philadelphia, PA 19102

Tel: (215) 851-8422

Fax: (215) 851-8383

Attention: Stephen M. Foxman, Esquire

7.8 Entire Agreement and Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto, including but not limited to the Prior Employment Agreement, as of the Effective Date. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege with respect to any occurrence or be construed as a waiver of any right, remedy, power, or privilege with respect to any other occurrence.

7.9 Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the internal laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), without giving effect to otherwise applicable principles of conflicts of law.

7.10 Headings; Counterparts. The headings of Sections and subsections in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

7.11 Delegation. Any action hereunder that may be taken or directed by the Board may be delegated by the Board to the Committee or to an individual trustee or officer, and the determination of the Committee or individual shall have the same effect hereunder as a determination of the Board.

7.12 Trust Assets. Executive acknowledges that no trustee, officer, or shareholder of the Trust is liable to Executive in respect of the payments or other matters set forth herein.

7.13 Amendment. No provision of this Agreement may be amended, modified, or waived except in a writing signed by Executive and such officer as may be specifically designated by the Trust to sign on its behalf.

7.14 General Creditor. Nothing contained herein shall create or require the Trust to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that Executive acquires a right to receive benefits from the Trust hereunder, such right shall be no greater than the right of any unsecured general creditor of the Trust.

IN WITNESS WHEREOF, the parties have executed this Agreement on this 23rd day of December, 2008.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

By:	/s/ Bruce Goldman
Name:	Bruce Goldman
Title:	Executive Vice President and General Counsel

/s/ Edward Glickman
Edward Glickman

Schedule 2.2(c) to Amended and Restated Employment Agreement

for Edward Glickman

1.	Delaware Avenue

2.	Sports World/Stadium Complex

Schedule 4.3 to Amended and Restated Employment Agreement

for Edward Glickman

1.	Personal Choice health plan for Executive and family or equivalent plan

2.	Prescription drug benefit through Flexible Benefits Plan

3.	CIGNA dental insurance for Executive and family or equivalent plan

4.	$700,000 in own life insurance; $200,000 for his spouse; $10,000 for each child

5.	$700,000 in AD&D insurance for Executive and family

6.	Executive LTD plan for 66-2/3% of monthly earnings up to $15,000 per month of equivalent plan

7.	Transportation benefit (parking)

8.	401(k) Plan. Executive contribution of 1 to 15% of salary matched 100% by Trust up to the first 3% and matched 50% up to the next 2%

9.	Business travel accident insurance

10.	Vision care plan

11.	Flexible spending accounts – medical, dependent, travel

12.	Employee assistance program

13.	Sick and personal days – per Trust guidelines